Founders Asset Management LLC 210 University Boulevard, Suite 800 Denver, Colorado 80206-4658 (303) 394-4404 www.founders.com
(R)	[LOGO] Founders (R)

A Mellon Financial Company (SM)

September 28, 2006

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Dreyfus Founders Funds, Inc. [comprised of Dreyfus Founders Balanced Fund, Dreyfus Founders Discovery Fund, Dreyfus Founders Government Securities Fund, Dreyfus Founders Growth Fund, Dreyfus Founders Equity Growth Fund, Dreyfus Founders International Equity Fund, Dreyfus Founders Mid-Cap Growth Fund, Dreyfus Founders Money Market Fund, Dreyfus Founders Passport Fund and Dreyfus Founders Worldwide Growth Fund (the “Company”)], are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2006, and from December 31, 2005 through June 30, 2006.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2006, and from December 31, 2005 through June 30, 2006, with respect to securities reflected in the investment account of the Company.

Dreyfus Founders Funds, Inc.

By:	/s/Jennifer L. Carnes

Jennifer L. Carnes
Principal Financial Officer

September 28, 2006

Date